Exhibit 10.90
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 7, 2019, by and among BB&T CORPORATION, a North Carolina corporation (“BB&T”), BRANCH BANKING AND TRUST COMPANY, a North Carolina chartered commercial bank (“BBTC”), and WILLIAM H. ROGERS, JR., an individual (“Executive”). BB&T and BBTC are collectively referred to as “Employer”. This Agreement shall be effective upon the Effective Time (as defined in that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified, or supplemented from time to time, the “Merger Agreement”), by and between BB&T and SunTrust Banks, Inc., a Georgia corporation (“SunTrust”)) (the date on which the Effective Time occurs, the “Effective Date”). If the Effective Time does not occur, this Agreement shall be null and void ab initio, and of no further force or effect.
RECITALS
WHEREAS, Employer and their Affiliates are engaged in the banking and financial services business; and
WHEREAS, Executive is experienced in, and knowledgeable concerning, the material aspects of such business; and
WHEREAS, Executive is presently employed as the Chief Executive Officer of SunTrust and SunTrust Bank, a Georgia chartered bank; and
WHEREAS, the Board of Directors of each of BB&T and BBTC desire to ensure the continued dedication of Executive following the Merger (as defined in the Merger Agreement); and
WHEREAS, immediately prior to the execution and delivery of the Merger Agreement, the Board of Directors of BB&T adopted a resolution providing for an amendment to BB&T’s bylaws (the “Bylaw Amendment”), to be effective as of the Effective Time; and
WHEREAS, Employer and Executive desire to set forth the terms and conditions of Executive’s employment with and service to Employer following the Merger; and
WHEREAS, BB&T, BBTC, and Executive have determined that it is in their respective best interests to enter into this Agreement on the terms and conditions as set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.EMPLOYMENT TERMS AND DUTIES.
1.1 Employment. Employer hereby employs Executive, and Executive hereby accepts employment by Employer during the Employment Term (as defined below) upon the terms and conditions set forth in this Agreement. Executive agrees, during the Employment Term, to serve as (i) an employee of Employer and as an employee of one (1) or more of Employer’s Affiliates; and (ii) on such committees and task forces of Employer (including, without limitation, BB&T’s Executive Management Team), as Executive may be appointed from time to time. During the Employment Term, Executive’s principal place of employment shall be the corporate headquarters of BB&T in Charlotte, North Carolina, subject to reasonable business travel from time to time.

1.2 Duties.
1.2.1 Employment. From the Effective Date until September 12, 2021 (or such earlier date on which the Chief Executive Officer of BB&T and BBTC as of the Effective Time ceases to serve as Chief Executive Officer for any reason, the “CEO Succession Date”), Executive shall serve as President and Chief Operating Officer of BB&T and BBTC and report to the Chief Executive Officer of BB&T and BBTC; effective as of the CEO Succession Date, Executive shall be appointed as Chief Executive Officer of BB&T and BBTC and shall report to the Executive Chairman of BB&T and BBTC; and effective as of March 12, 2022 (or such earlier date on which the Chairman of the Board of Directors of BB&T and BBTC as of the Effective Time ceases to serve as Chairman for any reason, the “Chairman Succession Date”), Executive shall be appointed to serve as Chairman of the Boards of Directors of BB&T and BBTC and shall report directly to the Boards of Directors of Employer. During the Employment Term, the Board of Directors of BB&T or BBTC, as applicable, shall appoint Executive to such positions at the appropriate time as set forth above, and to the extent necessary, the Board of Directors of BB&T shall cause the Board of Directors of BBTC to so act. During the Employment Term, Executive shall devote all of Executive’s business time, attention, knowledge, and skills solely to the business and interests of Employer and their Affiliates and shall not be otherwise employed. Executive shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time including, without limitation, conflict of interest policies. During the Employment Term, (i) Employer and their Affiliates shall be entitled to all of the benefits, profits, and other emoluments arising from or incident to all work, services, and advice of Executive, and (ii) Executive shall not become interested, directly or indirectly, in any manner, as a partner, officer, director, stockholder, advisor, employee, or in any other capacity in any other business similar to the business of Employer and their Affiliates. Nothing contained herein shall be deemed, however, to prevent or limit the right of Executive to invest in a business similar to the business of Employer and their Affiliates if such investment is limited to less than one percent (1%) of the capital stock or other securities of any corporation or similar organization whose stock or securities are publicly owned or are regularly traded on any public exchange.
1.2.2 Board Service.
(i) Effective as of the Effective Time, Executive shall be appointed to serve as a member of the Board of Directors of each of BB&T and BBTC, and until the third (3rd) anniversary of the Effective Date (the “Expiration Date”), BB&T and BBTC, as applicable, shall appoint, nominate, and elect, as applicable, Executive to so serve during such period. During the Employment Term, Executive shall serve on the Boards of Directors of Employer without additional compensation.
(ii) Without limiting the obligation in Section 1.2.2(i), the determination by BB&T to remove Executive from the Board of Directors of BBTC or to not reelect Executive to the Board of Directors of BBTC, and any determination not to nominate Executive as a director of BB&T or BBTC, in each case, prior to the Expiration Date, shall each require the affirmative vote of at least seventy-five percent (75%) of the full Board of Directors of BB&T (or, if applicable, the board of directors (or equivalent governing body) of the ultimate parent entity of BB&T or its successor) or BBTC (or its successor), as applicable. Through the Expiration Date, the Board of Directors of BB&T shall cause BBTC and the Board of Directors of BBTC, as applicable, to so act.
1.3 Employment Term. Subject to the provisions of Section 1.6, unless shortened as provided in this Agreement, the term of employment of Executive under this Agreement shall commence on the Effective Date and shall continue until the Expiration Date (as it may be shortened in accordance with Section 1.6, the “Employment Term”). Notwithstanding anything contained herein to the contrary, if, on the effective date of a Change of Control occurring after the Effective Time, the last day of the Employment Term is less than two (2) years from the date of such Change of Control, the Employment Term shall automatically be renewed so that it expires on the second anniversary of the effective date of such Change of Control.

1.4 Compensation and Benefits.
1.4.1 Base Salary. In consideration of all of (i) the services rendered to Employer and Employer’s Affiliates hereunder by Executive during the Employment Term, and (ii) Executive’s covenants hereunder, Employer shall, during the Employment Term, pay Executive a salary at the annual rate of One Million One Hundred Thousand Dollars ($1,100,000) (or, if greater, Executive’s annual rate of salary as of immediately prior to the Effective Time) (the “Base Salary”), payable in equal cash installments in accordance with Employer’s regular payroll practices, but no less frequently than monthly. The annual Base Salary may be increased, but not decreased without the written consent of Executive, from time to time in the sole discretion of Employer and any such increased “Base Salary” shall thereafter constitute “Base Salary” for purposes of this Agreement, and may not thereafter be reduced without the written consent of Executive.
1.4.2 Incentive Compensation. During the Employment Term, Executive shall participate in any bonus and incentive plans of Employer, whether any such plan provides for awards in cash or securities, made available to other senior executives of Employer similarly situated to Executive, and on terms and conditions no less favorable than those that apply to the Chief Executive Officer or Executive Chairman, as applicable, through the Chairman Succession Date and, thereafter, on terms and conditions no less favorable than those previously provided to Executive during the portion of the Employment Term preceding the Chairman Succession Date. Executive’s annual short- and long-term incentive compensation opportunities with respect to each fiscal year of Employer shall be no less favorable than the opportunities provided by SunTrust to Executive immediately prior to the Effective Time.
1.4.3 Employee Benefits. During the Employment Term, Executive shall be eligible to participate in such employee benefits and perquisite plans, policies, and programs of Employer (such as retirement, sick leave, vacation, group disability, health, life, and accident insurance) that are, in each case, no less favorable than the employee benefit and perquisite plans, policies, and programs adopted by Employer following the Effective Time for the Chief Executive Officer or Executive Chairman, as applicable, through the Chairman Succession Date and, thereafter, on terms and conditions no less favorable than those previously provided to Executive during the portion of the Employment Term preceding the Chairman Succession Date; provided, however, that, in any event, the travel policies and programs applicable to Executive shall be no less favorable than the travel policies and programs of SunTrust applicable to Executive as of immediately prior to the Effective Time. Executive shall continue to be eligible to receive the supplemental long-term disability policy benefits maintained by SunTrust as of immediately prior to the Effective Time (the “SunTrust LTD Policy”). Executive shall also be eligible to participate in any retiree health care program maintained by Employer, and, at such time as contemplated by the Merger Agreement, the Pension Plan and the BB&T Non-Qualified Defined Benefit Plan, and shall be credited with all prior service with Employer (and any predecessor and successor entities) (i) for purposes of his participation and the level of benefits under the retiree health care program and (ii) for purposes of eligibility and vesting (but not benefit accrual) under the pension plans.
1.5 Business Expenses. Employer shall, upon receipt from Executive of supporting receipts to the extent required by applicable income tax regulations and Employer’s reimbursement policies, reimburse Executive for all out-of-pocket business expenses reasonably incurred by Executive in connection with Executive’s employment or services hereunder, with such reimbursement policies to be no less favorable than those applicable to the Chief Executive Officer or Executive Chairman, as applicable, through the Chairman Succession Date and, thereafter, no less favorable than those previously applicable to Executive during the portion of the Employment Term preceding the Chairman Succession Date.
1.6 Termination. Executive’s employment shall terminate upon the occurrence of any of the events set forth in Sections 1.6.1 through 1.6.6 at any time during the Employment Term, and the Employment Term shall automatically terminate immediately following any such termination of employment.
1.6.1 Death. Executive’s employment shall terminate automatically upon Executive’s death.
1.6.2 Retirement. Executive’s employment shall terminate automatically upon Executive’s Retirement. For purposes of this Agreement, Executive’s voluntary termination of employment at any time after the Effective Time shall constitute a termination of employment due to Executive’s Retirement.
1.6.3 Disability. Subject to Section 1.6.8, Executive’s employment shall terminate immediately upon the reasonable determination by Employer that Executive shall have been unable to substantially perform the essential functions of Executive’s duties by reason of a physical or mental disability, with or without reasonable accommodation, for a period of twelve (12) consecutive months (“Disability”); provided that, prior to any such termination for Disability, the Boards of Directors of Employer shall have given Executive at least thirty (30) days’ advance written notice of Employer’s intent to terminate Executive due to Disability, and Executive shall not have returned to full-time employment by the thirtieth (30th) day after such notice (termination pursuant to this Section 1.6.3 being referred to herein as termination for Disability).
1.6.4 Termination for Just Cause. Subject to Section 1.6.8, Executive’s employment shall terminate immediately following notice of termination for “Just Cause” (as defined below), specifying the basis for the determination of such Just Cause, given by Employer’s Boards of Directors (termination pursuant to this Section 1.6.4 being referred to herein as termination for “Just Cause”). “Just Cause” shall mean and be limited to (i) Executive’s willful misconduct or gross negligence that causes material harm to Employer, (ii) Executive’s conviction of a felony, or (iii) Executive’s material breach of this Agreement or of a material provision of a material policy of Employer; provided that Executive has received written notice from Employer of such material breach and such breach remains uncured for a period of thirty (30) days after the delivery of such notice. For purposes of this Section 1.6.4, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without a reasonable belief that Executive’s action or omission was in the best interests of Employer.
1.6.5 Termination Without Just Cause. Subject to Section 1.6.8, Executive’s employment shall terminate immediately on the date specified in a written notice of termination without Just Cause from Employer’s Boards of Directors to Executive (termination pursuant to this Section 1.6.5 being referred to herein as termination “Without Just Cause”).
1.6.6 Good Reason Termination. Subject to the following, Executive’s employment shall terminate thirty (30) days following the written notice by Executive to Employer’s Boards of Directors described in this Section 1.6.6 (termination pursuant to this Section 1.6.6 being referred to herein as “Good Reason Termination”). For purposes of this Section 1.6.6, a Good Reason Termination shall occur when Executive provides written notice to Employer’s Boards of Directors of termination for “Good Reason”, which, as used herein, shall mean the occurrence of any of the following events without Executive’s express written consent:
(i) any change in Executive’s titles or positions from those contemplated by this Agreement or failure of the Boards of Directors of Employer to appoint, nominate, or elect, as applicable, Executive to any such positions, as contemplated by Sections 1.2.1 and 1.2.2(i);
(ii) on or prior to the CEO Succession Date, the assignment to Executive of duties inconsistent with the position and status of President and Chief Operating Officer of Employer or, following the CEO Succession Date, the assignment to Executive of duties inconsistent with the position and status of Chief Executive Officer of Employer;
(iii) a reduction by Employer in Executive’s annual Base Salary as then in effect;

(iv) the exclusion of Executive from participation in Employer’s employee benefit plans (in which Executive meets the participation eligibility requirements) in effect as of, or adopted or implemented on or after, the Effective Date, as the same may be improved or enhanced from time to time during the Employment Term;
(v) a reduction in Executive’s incentive compensation targets, including, without limitation, equity-based incentive compensation targets;
(vi) a relocation of Executive’s principal place of employment from that set forth in this Agreement resulting in a material increase in Executive’s commute to and from Executive’s primary residence (for this purpose a one-way increase in Executive’s commute by thirty-five (35) miles or more shall be deemed material); or
(vii) any purported termination of the employment of Executive by Employer that is not effected in accordance with this Agreement;
provided, however, that an event shall not constitute Good Reason unless, within ninety (90) days of the initial existence of an event, Executive gives Employer at least thirty (30) days’ prior written notice of such event setting forth a description of the circumstances constituting Good Reason and Employer fails to cure such event within the thirty- (30-) day period following Employer’s receipt of such written notice.
1.6.7 Notice of Termination. A termination of Executive’s employment by Employer or Executive for any reason other than death shall be communicated by a written notice to the other parties, which written notice shall specify the effective date of termination.
1.6.8 Procedural Requirements. Notwithstanding any provision of this Agreement to the contrary, prior to the Expiration Date, no purported termination of Executive’s employment by Employer for any reason shall be effective, and Executive’s employment shall not be terminated by Employer, unless and until there is delivered to Executive a copy of a resolution effectuating such termination that is duly adopted by the affirmative vote of at least seventy-five percent (75%) of the full Board of Directors of BB&T (or, if applicable, the board of directors (or equivalent governing body) of the ultimate parent entity of BB&T or its successor) at a meeting called and duly held for such purpose.
1.7 Termination Compensation And Post-Termination Benefits.
1.7.1 Retirement, Termination for Just Cause, or Termination for Death. In the case of a termination of Executive’s employment hereunder due to Executive’s death in accordance with Section 1.6.1, a termination of Executive’s employment due to Executive’s Retirement in accordance with Section 1.6.2, or a termination of Executive’s employment hereunder for Just Cause in accordance with Section 1.6.4, (i) Executive shall not be entitled to receive payment of, and Employer shall have no obligation to pay, any severance or similar compensation attributable to such termination (including, without limitation, Termination Compensation), other than Base Salary earned but unpaid; any bonuses and incentive compensation for the preceding year that was previously earned by Executive but unpaid on the Termination Date; accrued but unused vacation to the extent allowed by BB&T’s vacation pay policy; vested benefits under any Employer sponsored employee benefit plan; and any unreimbursed business expenses pursuant to Section 1.5 hereof incurred by Executive as of the Termination Date; and (ii) except for termination as a result of Executive’s death, Executive agrees to comply with Executive’s Section 2 covenants (including, without limitation, compliance with the noncompetition and nonsolicitation covenants of Section 2).
1.7.2 Termination for Disability. In the case of a termination of Executive’s employment hereunder for Disability in accordance with Section 1.6.3, during the first twelve (12) consecutive months of the period of Executive’s Disability, Executive shall continue to earn all compensation (including bonuses and incentive compensation) to which Executive would have been entitled if Executive had not been disabled, such compensation to be paid at the time, in the amount, and in the manner provided in Section 1.4, inclusive of any compensation received pursuant to any applicable disability insurance plan of Employer. Thereafter, Executive shall receive disability benefits in accordance with the SunTrust LTD Policy; and Executive shall have no right to receive any other compensation (such as Termination Compensation) or other benefits upon or after Executive’s Termination Date. If a dispute arises between Executive and Employer concerning Executive’s Disability or ability to continue or return to the performance of his duties as aforesaid, Executive shall submit, at the expense of Employer, to examination of a competent physician mutually agreeable to the parties, and such physician’s opinion as to Executive’s capability to so perform shall be final and binding upon Employer and Executive. If Executive incurs a termination of employment pursuant to this Section 1.7.2, Executive shall be subject to all of the provisions of Section 2, including, without limitation, compliance with the noncompetition and nonsolicitation provisions thereof.
1.7.3 Termination Without Just Cause. In the case of a termination of Executive’s employment hereunder Without Just Cause in accordance with Section 1.6.5, Executive shall be entitled to the following from Employer:
(i) Executive shall be paid the Termination Compensation in a single lump sum within sixty (60) days after such termination of employment.
(ii) Any unvested benefits of Executive under any employee stock-based or other benefit plan or arrangement shall become fully and immediately vested, and the payment or delivery of such awards or benefits shall be accelerated to the extent permitted by Section 409A or other applicable law and the terms of such plan or arrangement.
(iii) During the Continuance Period, Executive shall either continue to participate (treating Executive as an “active employee” of Employer for this purpose) in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group welfare benefit plan or program for which officers of Employer generally are eligible, on the same terms as were in effect as of the Termination Date; or, to the extent such participation is not permitted by any group plan insurer, under comparable individual plans and coverage (to the extent commercially available) at the full cost of Employer.
The Termination Compensation and other benefits provided for in this Section 1.7.3 shall be paid by Employer in accordance with the standard payroll practices and procedures in effect prior to Executive’s Termination Date. If Executive incurs a termination of employment pursuant to this Section 1.7.3, Executive shall be subject to all of the provisions of Section 2, including, without limitation, compliance with the noncompetition and nonsolicitation provisions thereof. If Executive breaches Executive’s obligations under Section 2, Executive shall not be entitled to receive any further Termination Compensation or payments or benefits pursuant to this Section 1.7.3 from and after the date of such breach.
1.7.4 Good Reason Termination. A Good Reason Termination under Section 1.6.6 shall entitle Executive to the following from Employer:
(i) Executive shall be paid the Termination Compensation in a single lump sum within sixty (60) days after such termination of employment.
(ii) Any unvested benefits of Executive under any employee stock-based or other benefit plan or arrangement shall become fully and immediately vested, and the payment or delivery of such awards or benefits shall be accelerated to the extent permitted by Section 409A or other applicable law and the terms of such plan or arrangement.
(iii) During the Continuance Period, Executive shall either continue to participate (treating Executive as an “active employee” of Employer for this purpose) in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group welfare benefit plan or program for which officers of Employer generally are eligible, on the same terms as were in effect as of the Termination Date; or, to the extent such participation is not permitted by any group plan insurer, under comparable individual plans and coverage (to the extent commercially available) at the full cost of Employer.
The Termination Compensation and other benefits provided for in this Section 1.7.4 shall be paid by Employer in accordance with the standard payroll practices and procedures in effect prior to Executive’s Termination Date. If Executive incurs a termination of employment pursuant to this Section 1.7.4, Executive shall be subject to all of the provisions of Section 2, including, without limitation, compliance with the noncompetition and nonsolicitation provisions thereof. If Executive breaches Executive’s obligations under Section 2, Executive shall not be entitled to receive any further Termination Compensation or payments or benefits pursuant to this Section 1.7.4 from and after the date of such breach.
1.7.5 No Termination of Continuing Obligations. Termination of Executive’s employment relationship with Employer in accordance with the applicable provisions of this Agreement does not terminate those obligations imposed by this Agreement that are continuing obligations, including, without limitation, Executive’s obligations under Section 2. Any provision of this Agreement that by its terms obligates Employer to make payments subsequent to termination of Executive’s employment shall survive any such termination.
2.ADDITIONAL COVENANTS OF EXECUTIVE.
2.1 Noncompetition. Executive acknowledges and agrees that the duties and responsibilities to be performed by Executive under this Agreement are of a special and unusual character that have a unique value to Employer and their Affiliates, the loss of which cannot be adequately compensated by damages in any action in law. As a consequence of his unique position as President and Chief Operating Officer of Employer until the CEO Succession Date, and, effective as of the CEO Succession Date, as Chief Executive Officer of Employer, Executive also acknowledges and agrees that Executive will have broad access to Confidential Information, that Confidential Information will in fact be developed by Executive in the course of performing Executive’s duties and responsibilities under this Agreement, and that the Confidential Information furnishes a competitive advantage in many situations and constitutes, separately and in the aggregate, valuable, special, and unique assets of Employer and their Affiliates. Executive further acknowledges and agrees that the unique and proprietary knowledge and information possessed by, or which will be disclosed to, or developed by, Executive in the course of Executive’s employment will be such that Executive’s breach of the covenants contained in this Section 2.1 would immeasurably and irreparably damage Employer and their Affiliates regardless of where in the Restricted Area the activities constituting such breach were to occur. Thus, Executive acknowledges and agrees that it is both reasonable and necessary for the covenants in this Section 2.1 to apply to Executive’s activities throughout the Restricted Area. In recognition of the special and unusual character of the duties and responsibilities of Executive under this Agreement and as a material inducement to Employer to continue to employ Executive in this special and unique capacity, Executive covenants and agrees that, to the extent and subject to the limitations provided in this Section 2, while Executive is employed by Employer and for a one (1) year period following Executive’s Termination Date, Executive shall not, on Executive’s own account or as an employee, associate, consultant, partner, agent, principal, contractor, owner, officer, director, member, manager, or stockholder of any other Person who is engaged in the Business (collectively, the “Restricted Persons”), directly or indirectly, alone, for, or in combination with any one or more Restricted Persons, in one or a series of transactions:
(i) serve in any capacity of any Person who is engaged in the Business in any state in the Restricted Area and who is a direct competitor of Employer or of any Affiliate of Employer who is also engaged in the Business;
(ii) provide consultative services to any Person who is engaged in the Business in any state in the Restricted Area and who is a direct competitor of Employer or of any Affiliate of Employer who is also engaged in the Business;

(iii) call upon any of the depositors, customers or clients of Employer (or of any Affiliate who is also engaged in the Business) who were such at any time during the twelve- (12-) month period ending on the Termination Date whose needs Executive gained information about during Executive’s employment with Employer for the purpose of soliciting or providing any product or service similar to that provided by Employer or their Affiliates;
(iv) solicit, divert, or take away, or attempt to solicit, divert or take away any of the depositors, customers or clients of Employer (or of any Affiliate who is also engaged in the Business) who were such at any time during the twelve- (12-) month period ending on the Termination Date whose needs Executive gained information about during Executive’s employment with Employer; or
(v) induce or attempt to induce any employee of Employer or their Affiliates to terminate employment with Employer or their Affiliates.
Nothing in this Section 2.1 shall be read to prohibit an investment described in the last sentence of Section 1.2.1.
2.2 Non-Disclosure Of Confidential Information; Non-Disparagement. During the Employment Term and at any time thereafter, and except as required by any court, supervisory authority, or administrative agency or as may be otherwise required by applicable law, Executive shall not, without the written consent of the Boards of Directors of Employer, or a person authorized thereby, communicate, furnish, divulge, or disclose to any Person, other than an employee of Employer or an Affiliate thereof, or a Person to whom communication or disclosure is reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties as an employee or consultant of Employer, any Confidential Information obtained by Executive while in the employ of or while providing services to Employer or any Affiliate, unless and until such information has become a matter of public knowledge at the time of such disclosure. Executive shall use Executive’s best efforts to prevent the removal of any Confidential Information from the premises of Employer or any of their Affiliates, except as required in connection with the performance of Executive’s duties as an employee of Employer. Executive acknowledges and agrees that (i) all Confidential Information (whether now or hereafter existing) conceived, discovered, or developed by Executive during the Employment Term belongs exclusively to Employer and not to him; (ii) that Confidential Information is intended to provide rights to Employer in addition to, not in lieu of, those rights Employer and their Affiliates have under the common law and applicable statutes for the protection of trade secrets and confidential information; and (iii) that Confidential Information includes information and materials that may not be explicitly identified or marked as confidential or proprietary. In addition, during the Employment Term and at any time thereafter, Executive shall not make any disparaging remarks, or any remarks that would reasonably be construed as disparaging, regarding Employer or any of their Affiliates, or their officers, directors, employees, partners, or agents. Executive shall not take any action or provide information or issue statements, to the media or otherwise, or cause anyone else to take any action or provide information or issue statements, to the media or otherwise, regarding Employer or any of their Affiliates or their officers, directors, employees, partners, or agents. Notwithstanding the foregoing, the covenants set forth in this Section 2.2 are not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F promulgated under the Securities Exchange Act of 1934, as amended).
2.3 Use Of Unauthorized Software. During the Employment Term, Executive shall not knowingly load any unauthorized software into Executive’s computer (whether personal or owned by Employer). Executive may request that Employer purchase, register, and install certain software or other digital intellectual property, but Executive may not copy or install such software or intellectual property himself. Executive acknowledges that certain software and digital intellectual property is Confidential Information of Employer and Executive agrees, in accordance with Section 2.2, to keep such software and intellectual property confidential and not to use it except in furtherance of Employer’s Business or the operations of Employer or its Affiliates.

2.4 Removal Of Materials. During the Employment Term and at any time thereafter, and except as may be required or deemed necessary or appropriate in connection with the performance by Executive of Executive’s duties as an employee of or consultant to Employer, Executive shall not copy, dispose of, or remove from Employer or their Affiliates any depositor, customer, or client lists, software, computer programs, or other digital intellectual property, books, records, forms, data, manuals, handbooks, or any other papers or writings relating to the Business or the operations of Employer or their Affiliates.
2.5 Work Product. Employer alone shall be entitled to all benefits, profits, and results arising from or incidental to Executive’s Work Product (as defined in this Section 2.5). To the greatest extent possible, any work product, property, data, documentation, inventions, or information or materials prepared, conceived, discovered, developed, or created by Executive in connection with performing Executive’s responsibilities during the Employment Term (“Work Product”) shall be deemed to be “work made for hire” as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended, and owned exclusively by Employer. Executive hereby unconditionally and irrevocably transfers and assigns to Employer all intellectual property or other rights, title, and interest Executive may currently have (or in the future may have) by operation of law or otherwise in or to any Work Product. Executive agrees to execute and deliver to Employer any transfers, assignments, documents, or other instruments that may reasonably be necessary or appropriate to vest complete title and ownership of any Work Product and all associated rights exclusively in Employer. Employer shall have the right to adapt, change, revise, delete from, add to, and/or rearrange the Work Product or any part thereof written or created by Executive, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Executive hereby waives the “moral rights” of authors as that term is commonly understood throughout the world, including, without limitation, any similar rights or principles of law that Executive may now or later have by virtue of the law of any locality, state, nation, treaty, convention, or other source. Unless otherwise specifically agreed, Executive shall not be entitled to any compensation in addition to that provided for in this Agreement for any exercise by Employer of its rights set forth in this Section 2.5. In the event that any Work Product qualifies for protection under the United States Patent Act, 35 U.S.C. § 1 et seq., as amended, and Executive agrees to bear the cost of seeking a patent from the U.S. Patent Office, Employer agrees, upon the issuance of such patent and upon receipt from Executive of reimbursement of all costs and expenses related to obtaining such patent, to assign the patent to Executive. Executive hereby grants to Employer a royalty-free, perpetual, irrevocable license to any such patent obtained by Executive in accordance with the preceding sentence.
2.6 Interpretation; Remedies. Consistent with Section 3.8, the covenants contained in this Section 2 (the “Covenants”) shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law and each of the Covenants is severable and independently enforceable without reference to the enforceability of any other Covenants. Further, if any provision of the Covenants or of this Section 2 is held by a court of competent jurisdiction to be overbroad as written, Executive specifically agrees that the court should modify such provision in order to make it enforceable, and that a court should view each such provision as severable and enforce those severable provisions deemed reasonable by such court. Executive agrees that the restraints imposed by this Section 2 are fair and necessary to prevent Executive from unfairly taking advantage of contacts established, nurtured, serviced, enhanced, or promoted and knowledge gained during Executive’s employment with or services to Employer and their Affiliates, and are necessary for the reasonable and proper protection of Employer and their Affiliates and that each and every one of the restraints is reasonable with respect to the activities prohibited, the duration thereof, the Restricted Area, the scope thereof, and the effect thereof on Executive and the general public. Executive acknowledges that the Covenants will not cause an undue burden on Executive. Executive further acknowledges that violation of any one or more of the Covenants would immeasurably and irreparably damage Employer and their Affiliates, and, accordingly, Executive agrees that for any violation or threatened violation of any of such Covenants, Employer shall, in addition to any other rights and remedies available to it, at law or otherwise (including, without limitation, the recovery of damages from Executive), be entitled to specific performance and an injunction to be issued by any court of competent jurisdiction enjoining and restraining Executive from committing any violation or threatened violation of the Covenants. Executive hereby consents to the issuance of such injunction and agrees to submit to the equitable jurisdiction of any court of competent jurisdiction, without reference to whether Executive resides or does business in that jurisdiction at the time such injunction is sought or entered.
2.7 Notice of Covenants. Executive agrees that prior to accepting employment with any other Person during the Employment Term or during the two- (2-) year period following the termination of his employment with Employer, Executive shall provide Employer with written notice of his intent to accept such employment, which notice shall include the name of the prospective employer, the business engaged in or to be engaged in by the prospective employer, and the position Executive intends to accept with the prospective employer. In addition, Executive shall provide such prospective employer with written notice of the existence of this Agreement and the Covenants.

3. MISCELLANEOUS.
3.1 Notices. All notices, requests, and other communications to any party under this Agreement must be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at his, her or its address or telefacsimile number set forth below or at such other address or telefacsimile number as such party may hereafter specify for the purpose of giving notice to the other party:
If to the Executive:
At the Executive’s most recent address on file at the Company.
If to Employer, to:
BB&T Corporation
Branch Banking and Trust Company
West Second Street Winston-Salem, NC 27101
Facsimile: (336) 733-2189
Attention: General Counsel
Each such notice, request, demand or other communication shall be effective (i) if given by mail, seventy-two (72) hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Section 3.1. Delivery of any notice, request, demand or other communication by telefacsimile shall be effective when received if received during normal business hours on a business day. If received after normal business hours, the notice, request, demand or other communication will be effective at 10:00 a.m. on the next business day.
3.2 Entire Agreement. This Agreement expresses the whole and entire agreement between the parties with reference to the employment and service of Executive and, effective as of and subject to the Effective Time, shall supersede and replace any prior employment agreements, understandings, or arrangements (whether written or oral) among Employer and Executive (including, without limitation, the SunTrust Banks, Inc. Executive Severance Pay Plan, it being understood and agreed that Executive shall cease to be a participant in, and shall not be entitled to any payments or benefits under, such plan as of immediately prior to the Effective Time). Notwithstanding the foregoing, in the event the Employment Term expires on the Expiration Date and Executive remains employed by Employer immediately following the Expiration Date, Executive shall be eligible to participate in any severance plan or policy of Employer in accordance with its terms.

3.3 Waiver; Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this Section 3.3 may not be waived except as herein set forth.
3.4 Amendment. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto. In addition, consistent with the Bylaw Amendment, no such amendment, supplementation, or modification made prior to the Expiration Date shall be valid unless such amendment, supplementation, or modification is approved by the affirmative vote of at least seventy-five percent (75%) of the full Board of Directors of BB&T (or, if applicable, the board of directors (or equivalent governing body) of the ultimate parent entity of BB&T or its successor).
3.5 No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto, Employer’s successors or assigns, and Executive’s heirs, executors, administrators, and legal representatives, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.
3.6 No Assignment; Binding Effect; No Attachment. This Agreement and the obligations undertaken herein shall be binding upon and shall inure to the benefit of any successors or assigns of Employer, and shall be binding upon and inure to the benefit of Executive’s heirs, executors, administrators, and legal representatives. Executive shall not be entitled to assign or delegate any of Executive’s obligations or rights under this Agreement; provided, however, that nothing in this Section 3.6 shall preclude Executive from designating a beneficiary to receive any benefit payable under this Agreement upon Executive’s death. Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
3.7 Headings. The headings of paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
3.8 Severability. Employer and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, Employer and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.
3.9 Governing Law. The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be governed by and construed in accordance with and under and pursuant to the laws of the State of North Carolina without regard to conflicts of law principles thereof and that in any action, special proceeding, or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of North Carolina shall be applicable and shall govern to the exclusion of the law of any other forum. Any action, special proceeding, or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina, and by execution and delivery of this Agreement, Executive and Employer irrevocably consent to the exclusive jurisdiction of those courts and Executive hereby submits to personal jurisdiction in the State of North Carolina. Executive and Employer irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue, or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Agreement or any transaction related hereto. Executive and Employer acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to this Agreement.
3.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
3.11 Withholding. Employer shall deduct and withhold all federal, state, local, and employment taxes and any other similar sums required by applicable law, or in accordance with the applicable provisions of Employer’s employee benefit plans, to be withheld from any payments made to Executive in respect of his employment pursuant to the terms of this Agreement.
3.12 Definitions. Wherever used in this Agreement, including, but not limited to, the Recitals, the following terms shall have the meanings set forth below (unless otherwise indicated by the context) and such meanings shall be applicable to both the singular and plural form (except where otherwise expressly indicated):
(i) “Affiliate” means a Person or person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another Person or person.
(ii) “Business” means the banking business, which business includes, but is not limited to, the consumer, savings, and commercial banking business; the trust business; the savings and loan business; and the mortgage banking business.
(iii) “Change of Control” means the earliest of the following events that occurs following the Effective Date: (A) the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) together with its Affiliates, excluding employee benefit plans of Employer, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of securities of BB&T representing twenty percent (20%) or more of the combined voting power of BB&T’s then outstanding voting securities (excluding the acquisition of securities of BB&T by an entity at least eighty percent (80%) of the outstanding voting securities of which are, directly or indirectly, beneficially owned by BB&T); (B) the date when, as a result of a tender offer or exchange offer for the purchase of securities of BB&T (other than such an offer by BB&T for its own securities), or as a result of a proxy contest, merger, share exchange, consolidation, or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two- (2-) year period during the Employment Term constitute BB&T’s Board of Directors, plus new directors whose election or nomination for election by BB&T’s shareholders is approved by a vote of at least two-thirds (2/3) of the directors still in office who were directors at the beginning of such two- (2-) year period (“Continuing Directors”), cease for any reason during such two- (2-) year period to constitute at least two-thirds (2/3) of the members of such Board of Directors; (C) consummation of a merger, share exchange, or consolidation of BB&T with any other corporation or entity regardless of which entity is the survivor, other than a merger, share exchange, or consolidation that would result in the voting securities of BB&T outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) at least sixty percent (60%) of the combined voting power of the voting securities of BB&T or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or (D) consummation of a plan of complete liquidation or winding-up of BB&T or the sale or disposition by BB&T of all or substantially all of BB&T’s assets; or (E) the date of any event (other than a “merger of equals” as hereinafter described in this Section 3.12(iii) that BB&T’s Board of Directors determines should constitute a Change of Control. Notwithstanding the foregoing, the term “Change of Control” shall not include any event that the Board of Directors of BB&T (or, if the event described in clause (B) above has occurred, a majority of the Continuing Directors), prior to the occurrence of such event, specifically determines, for the purpose of this Agreement or employment agreements with other executives that contain substantially similar provisions, is a “merger of equals” (regardless of the form of the transaction), unless a majority of the Continuing Directors revokes such specific determination within one (1) year after occurrence of the event that otherwise would constitute a Change of Control. The parties to this Agreement agree that any determination concerning whether a transaction is a “merger of equals” shall be solely within the discretion of the Board of Directors of BB&T or a majority of the Continuing Directors, as the case may be.
(iv) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.
(v) “Commencement Month” means the first (1st) day of the calendar month next following the month in which Executive’s Termination Date occurs.
(vi) “Confidential Information” means all non-public information that has been created, discovered, obtained, developed, or otherwise become known to Employer or their Affiliates other than through public sources, including, but not limited to, all competitively-sensitive information, all inventions, processes, data, computer programs, software, databases, know-how, digital intellectual property, marketing plans, business and sales plans and strategies, training programs and procedures, acquisition prospects, customer lists, diagrams and charts and similar items, depositor lists, clients lists, credit information, budgets, projections, new products, information covered by the Trade Secrets Protection Act, N.C. Gen. Stat., Chapter 66, §§152 to 162, and other information owned by Employer or their Affiliates that is not public information.
(vii) “Continuance Period” means the time period commencing with the Commencement Month and ending on the date that coincides with the expiration of the thirty-six (36) consecutive month period that began with the Commencement Month.
(viii) “Excise Tax” means the excise tax on excess parachute payments under Section 4999 of the Code (or any successor or similar provision thereof), including any interest or penalties with respect to such excise tax.
(ix) “Pension Plan” means the BB&T Corporation Pension Plan, a tax qualified defined benefit pension plan.
(x) “Person” means any individual, person, partnership, limited liability company, joint venture, corporation, company, firm, group, or other entity.
(xi) “Restricted Area” means the continental United States.
(xii) “Retirement” and “retires” means voluntary termination by Executive of Executive’s employment with Employer on or after the Effective Time that satisfies the requirements for early retirement or normal retirement under the Pension Plan.
(xiii) “Termination Compensation” means a cash amount equal to the product of (A) three (3) and (B) the average annual cash compensation received (including cash bonuses and other cash-based compensation, including for these purposes amounts earned or payable whether or not deferred) by Executive during the three (3) calendar years immediately preceding the calendar year in which Executive’s Termination Date occurs. In no event shall Executive’s Termination Compensation include equity-based compensation (e.g., income realized as a result of Executive’s exercise of nonqualified stock options or other stock based benefits).

(xiv) “Termination Date” means the date Executive’s employment with Employer is terminated, and which termination is a “separation from service” within the meaning of Section 409A.
(xv) “Termination Year” means the calendar year in which Executive’s Termination Date occurs.
(xvi) “Treasury” means the United States Department of the Treasury.
3.13 Code Section 409a.
(i) In General. To the extent applicable, the parties hereto intend that this Agreement comply with Section 409A of the Code and all regulations, guidance, or other interpretative authority thereunder (“Section 409A”) or an exemption or exclusion therefrom. The parties hereby agree that this Agreement shall be construed in a manner to comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by legal counsel for Employer to achieve compliance with Section 409A.
(ii) Specified Employee. Notwithstanding anything contained in this Agreement to the contrary, if at the time of Executive’s “separation from service” (as defined in Section 409A), Executive is a “specified employee” (within the meaning of Section 409A and Employer’s specified employee identification policy) and if any payment, reimbursement, and/or in-kind benefit that constitutes nonqualified deferred compensation (within the meaning of Section 409A) is deemed to be triggered by Executive’s separation from service, then, to the extent one or more exceptions to Section 409A are inapplicable (including, without limitation, the exception under Treasury Regulations Section 1.409A-1(b)(9)(iii) relating to separation pay due to an involuntary separation from service and its requirement that installments must be paid no later than the last day of the second (2nd) taxable year following the taxable year in which such an employee incurs the involuntary separation from service), all payments, reimbursements, and in-kind benefits that constitute nonqualified deferred compensation (within the meaning of Section 409A) to Executive shall not be paid or provided to Executive during the six- (6-) month period following Executive’s separation from service, and (i) such postponed payment and/or reimbursement/in-kind amounts shall be paid to Executive in a lump sum within thirty (30) days after the date that is six (6) months following Executive’s separation from service; (ii) any amounts payable to Executive after the expiration of such six- (6-) month period shall continue to be paid to Executive in accordance with the terms of the Employment Agreement; and (iii) to the extent that any group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group executive benefit plan or program or any lump sum cash out thereof is nonqualified deferred compensation (within the meaning of Section 409A), Executive shall pay for such benefits from his Termination Date until the first (1st) day of the seventh (7th) month following the month of Executive’s separation from service, at which time Employer shall reimburse Executive for such payments. If Executive dies during such six- (6-) month period and prior to the payment of such postponed amounts of nonqualified deferred compensation, any such postponed amounts shall be paid in a lump sum to Executive’s estate or, if applicable, to Executive’s designated beneficiary within thirty (30) days after the date of Executive’s death.
(iii) Reimbursements and In-Kind Benefits. Notwithstanding any other provision of the applicable plans and programs, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement and the provision of benefits in kind during a calendar year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement for an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred; (iii) the right to reimbursement or right to in-kind benefit is not subject to liquidation or exchange for another benefit; and (iv) each reimbursement payment or provision of in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.
(iv) Miscellaneous Section 409A Compliance. All payments to be made to Executive upon a termination of employment may only be made upon a “separation from service” (within the meaning of Section 409A) of Executive; and phrases in this Agreement such as “termination of employment,” “Executive’s termination,” “terminated,” and similar phrases shall mean a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment; (ii) Executive may not, directly or indirectly, designate the calendar year of payment; and (iii) no acceleration of the time and form of payment of any nonqualified deferred compensation to Executive, or any portion thereof, shall be permitted.
3.14 Attorneys’ Fees. In the event any dispute shall arise between Executive and Employer as to the terms or interpretations of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by Executive to enforce the terms of this Agreement or in defending against any action taken by Employer, Employer shall reimburse Executive for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceeding, or action, if Executive shall prevail in any action initiated by Executive or shall have acted reasonably and in good faith in defending against any action initiated by Employer. Such reimbursement shall be paid within ten (10) days of Executive’s furnishing to Employer written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by Executive. Any such request for reimbursement by Executive shall be made no more frequently than at sixty (60) day intervals.
3.15 Joint and Several Obligations. To the extent permitted by applicable law, all obligations of Employer under this Agreement shall be joint and several.
3.16 Certain Reductions in Payment. If Employer or Employer’s independent accountants determine that any payments and benefits to be provided under this Agreement, together with any other payments and benefits made available to Executive by Employer or their Affiliates (each, a “Payment”) will result in any portion of such Payments being subject to an Excise Tax, then the Payments shall be reduced (but not below zero) so that the amount of the Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Payments to be subject to the Excise Tax (the “Reduced Amount”); provided that such Payments shall not be reduced if, without such reduction, Executive would receive and retain, on a net after-tax basis (taking into account all applicable taxes payable by Executive, including any Excise Tax), an amount of the Payments that is greater than the amount, on a net after-tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount. To the extent a reduction is required under this Section 3.16, Employer shall reduce or eliminate the Payments in accordance with this Section 3.16 and in a manner consistent with the requirements of Section 409A. Any reduction in Payments shall occur first with respect to amounts that are not subject to Section 409A in the following order: (i) reduction of cash payments, beginning with payments scheduled for the latest distribution date; (ii) reduction of vesting acceleration of equity awards; and (iii) reduction of other benefits paid or provided to Executive. If, after the reduction to zero of the amounts described above, further reductions are required under this Section 3.16, Employer shall reduce all Payments subject to Section 409A on a pro rata basis (but not below zero). This Section 3.16 shall take precedence over the provisions of any other plan, arrangement, or agreement governing Executive’s rights and entitlements to any payments or benefits. Any determination under this Section 3.16 by Employer or Employer’s independent accountants shall be made at Employer’s expense and in accordance with Section 280G of the Code and any applicable related regulations (whether proposed, temporary, or final) and any related Internal Revenue Service rulings and any related case law.
3.17 Survival. Any provision of this Agreement that by its terms continues after the expiration of the Employment Term or the termination of Executive’s employment shall survive in accordance with its terms.

3.18 Recitals. The Recitals to this Agreement are a part of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date hereof.
BB&T CORPORATION

By: ________________________________
Name:
Title:

BRANCH BANKING AND TRUST COMPANY

By: ________________________________
Name:
Title:
WILLIAM H. ROGERS, JR.

____________________________________
William H. Rogers, Jr.